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                                                              Exhibit 99.2

For Immediate Release                  Contacts:
                                       PRIMEDIA
                                       Investors: Warren Bimblick 212-745-0615
                                       Web-site: www.primediainc.com


              PRIMEDIA To Issue New Preferred Stock and Senior Notes

    New York, February 6, 1998 - PRIMEDIA Inc. (NYSE: PRM) announced the following anticipated financing actions:

    - PRIMEDIA intends to issue $175 million of new 12-year preferred stock at a dividend rate to be determined. The proceeds will be used to redeem all of its 11 5/8% Series B Preferred stock with the proceeds. The new preferred issue will rank pari passu with the Company's other outstanding preferred stock.

    - PRIMEDIA intends to issue $200 million of 10-year Senior Notes at an interest rate to be determined. The proceeds will be used to reduce bank borrowings.

    The new preferred stock and the new senior notes are both expected to be issued in the next few weeks through private offerings in accordance with Rule 144A of the Securities Act of 1933.

    The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.